Exhibit 99.1

Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 450-6759

MIDWEST BANC HOLDINGS REFINANCES TRUST PREFERRED SECURITIES
Redemption of debentures should yield $1.0 million annual savings

MELROSE PARK, IL—June 10, 2005—Midwest Banc Holdings, Inc. (Nasdaq:MBHI), has refinanced $20.6 million of high-cost debentures with a similar value of floating rate debentures, leading to expected savings of approximately $470,000 in 2005 interest expense. The company announced today that the new issue of trust preferred securities carries an initial interest rate of 5.13%, equal to the three-month LIBOR plus 1.77%, substantially lower than the 10.00% fixed rate on the redeemed debentures.

The company anticipates $1.0 million annual savings in 2006 at the current interest rate. The company will recognize an early prepayment charge of approximately $512,000 in the second quarter of 2005, which will be largely offset by expected savings of approximately $470,000 in the remainder of the year.

“We are pleased to report successful refinancing of our trust preferred securities, reducing the financing cost of the holding company,” said James J. Giancola, president and chief executive officer. “This transaction is part of our ongoing strategy to reposition the balance sheet and improve the financial performance of Midwest Banc Holdings.”

Working with Keefe, Bruyette and Woods, Inc. and FTN Financial Capital Markets as placement agents, the $2.3 billion community-based bank holding company redeemed $20.6 million of debentures in full and at par value, issuing the same value of new debentures at a floating rate. The new trust preferred securities, issued by MBHI Capital Trust V, carry an interest rate of three-month LIBOR plus 1.77%.

Information on MBHI is available on the Internet at www.midwestbanc.com.

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Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

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